Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Ryder Scott Company, L. P. hereby consents to the use of its name and to the reference of its report dated January 14, 2010, relating to proved oil and natural gas reserves and future net revenues of Continental Resources, Inc. for the year ended December 31, 2009, in the Annual Report of Continental Resources, Inc. on Form 10-K for the year ended December 31, 2009 and as an exhibit to the amendment on Form 10-K/A to such Annual Report on Form 10-K. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Continental Resources, Inc. on Form S-8 (File No. 333-145320, effective August 10, 2007) and the Registration Statement of Continental Resources, Inc. on Form S-3 (File No. 333-168182, effective July 16, 2010).

Very truly yours,

/s/ RYDER SCOTT COMPANY, L.P.
Ryder Scott Company, L.P.

Denver, Colorado

August 20, 2010